Exhibit (d)

INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made by and between ARTIO GLOBAL EQUITY FUND INC., a corporation organized under the laws of the State of Maryland (the “Company”), and ARTIO GLOBAL MANAGEMENT LLC, a limited liability company organized under the laws of the state of Delaware (the “Adviser”), amended as of December 15, 2011.

WHEREAS, the Company desires to appoint the Adviser as the investment adviser, and the Adviser desires to accept such appointment;

NOW THEREFORE, the parties hereto hereby agree as follows:

          1. Appointment of Adviser

          The Company desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as the same may from time to time be amended, and in its Registration Statement as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Company. Copies of the Company’s Registration Statement and Articles of Incorporation have been submitted to the Adviser promptly upon effectiveness. The Company agrees to provide copies of all amendments to the Company’s Registration Statement and Articles of Incorporation to the Adviser on an on-going basis. The Company desires to employ and hereby appoints the Adviser to act as investment adviser to the Company. The Adviser accepts the appointment and agrees to furnish the services described herein for the compensation as described in Section 7.

          2. Services as Investment Adviser

          Subject to the supervision and direction of the Board of Directors of the Company, the Adviser will act in accordance with the Company’s Articles of Incorporation, the Investment Company Act of 1940 (the “1940 Act”) and the Investment Advisors Act of 1940, as the same may from time to time be amended, manage the Company’s assets in accordance with its investment objective and policies as stated in the Company’s Registration Statement as from time to time in effect, make investment decisions and exercise voting rights in respect of portfolio securities for the Company and place purchase and sale orders on behalf of the Company. In providing these services, the Adviser will provide investment research and supervision of the Company’s investments and conduct a continual program of investment, evaluation, sale and reinvestment of the Company’s assets. In addition, the Adviser will furnish the Company with whatever statistical information the Company may reasonably request with respect to the securities that the Company may hold or contemplate purchasing.

          3. Management Services

          Subject to the supervision and direction of the Board of Directors of the Company, the Adviser undertakes to perform the following services on behalf of the Company: (a) coordinating the preparation of materials for meetings of the Board of Directors, (b) assisting in the review, preparation, and filing of proxy statements and annual and semi-annual reports to the Company’s shareholders, (c) assisting in the preparation and filing of the annual review of the Company’s

Registration Statement and any amendments or supplements thereto; (d) documenting the Adviser’s review of certain portions of the Company’s Registration Statement as described under the Company’s Procedures for the Preparation of Registration Statements and Supplements (e) assisting in the review, preparation, and filing of certain interim updates and disclosures filed with the Securities and Exchange Commission; (f) posting of certain updates and disclosures on the Company’s website; (g) maintaining the Company’s compliance program and reporting compliance matters to the Board of Directors on an ongoing basis; (h) employing the Company’s risk management procedures and other procedures to mitigate risks to the Company including investment, financial, compliance, operational and valuation risks and reporting to the Board of Directors risk matters on an ongoing basis; (i) at all times during market hours, monitoring the liquidity of investment portfolio securities and reporting to the Board of Directors if circumstances occur that result in illiquidity that threatens the Company’s normal operations; (j) preparing and monitoring the Company’s policies and procedures including valuation procedures and affiliate procedures; (k) monitoring the investment policies, investment restrictions, diversification requirements, and the income, diversification and other requirements under Subchapter M of the Internal Revenue Code, (l) preparing general shareholder communications, including shareholder reports; (m) conducting shareholder relations; (n)developing and implementing, management and shareholder services designed to enhance the value or convenience of the Company as an investment vehicle; (o) assisting in the preparation of the Company’s tax returns; (p) assisting in the preparation and ongoing monitoring of the crisis management programs for the Company; (q) recommending to the Board the hiring of the Company’s pricing agents and pricing services and monitoring their services and reporting to the Board of Directors regarding their capabilities and performance; (r) providing daily oversight of the generation of accurate Company net asset value calculations, reasonable fair market value determinations and adherence to the Board approved valuation procedures and making recommendations to enhance those procedures; (s) assessing and monitoring the creditworthiness of Company counterparties; (t) assisting in the negotiation of the agreements with the Company’s custodian, administrator and fund accountant; (u) assisting in the negotiation of agreements between the Company and service providers, including agreements with the Company’s distributor, transfer agent, and underwriters; (v) at least once a year perform a due diligence review of the Company’s prospectus and statement of additional information disclosures in order to make and assist the Company in making a reasonable determination that the statements therein are true and there are no material misstatements or omissions; and (w) monitoring and reporting to the Board of Directors the performance of, custodians, depositories, transfer agent, Fund accountants, administrators, underwriters and other persons retained or employed in any capacity deemed to be necessary or desirable and taking all reasonable action in the performance of its obligations under this Agreement to assure that all necessary information is made available to each of them.

          The Adviser agrees to provide the Company with experienced Company officers that are needed to provide the services required to be rendered under this Agreement.

          In performing all of the services and obligations under this Agreement, the Adviser may rely on third party service providers to assist it in the performance of its obligations to the Company, however, in no case shall such reliance relieve the Adviser of any obligations hereunder consistent with the standard of care set forth herein.

          In performing all services under this Agreement, the Adviser shall act in conformity with applicable law, the Company’s Articles of Incorporation and By-Laws, and all amendments thereto, and the investment objective, investment policies and other practices and policies set forth in the Company’s Registration Statement, as such Registration Statement and practices and policies may be amended from time to time.

          4. Brokerage

          In executing transactions for the Company and selecting brokers or dealers, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Company transaction, the Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction on a continuing basis. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Company and also to other accounts over which the Adviser or an affiliate exercises investment discretion.

          5. Information Provided to the Company

          The Adviser will use its best efforts to keep the Company informed of developments materially affecting the Company, and will, on its own initiative, furnish the Company from time to time whatever information the Adviser believes is appropriate for this purpose.

          6. Standard of Care

          The Adviser shall exercise its best judgment in rendering the services described in paragraphs 2, 3 and 4 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Company or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties from reckless disregard by it of its obligations and duties under this Agreement (“disabling conduct”). The Company will indemnify the Adviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the person to be indemnified was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the person to be indemnified was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of non-party directors who are not “interested persons” of the Company or (b) an independent legal counsel in a written opinion.

          7. Compensation

          In consideration of the services rendered pursuant to Section 2 through 4 of this Agreement, the Company will pay the Adviser after the end of each calendar month while this

Agreement is in effect a fee for the previous month computed daily at an annual rate of 0.90% of the Company’s average daily net assets.

          Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Company’s net assets shall be computed at the times and in the manner specified in the Company’s Registration Statement as from time to time in effect.

          8. Expenses

          The Adviser will bear all expenses in connection with the performance of its services under this Agreement, including compensation of employees connected with investment and economic research, trading and investment management and administration of the Company, as well as the fees of all Directors of the Company who are affiliated with the Adviser or any of its affiliates. The Company will bear certain other expenses to be incurred in the operation, including: organizational expenses; taxes, interest, brokerage costs and commissions; fees of Directors and Officers of the Company who are not officers, directors, or employees of the Adviser, the Company’s distributor or administrator or any of their affiliates; Securities and Exchange Commission fees; state Blue Sky qualification fees; charges of the custodian, any subcustodians, and transfer and dividend-paying agents; insurance premiums; outside auditing, pricing and legal expenses; costs of maintenance of the Company’s existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of printing stock certificates; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders’ reports and meetings of the shareholders of the Company and of the officers or Board of Directors of the Company, membership fees in trade associations; litigation and other extraordinary or non-recurring expenses. In addition, the Company will pay fees pursuant to any Distribution Plan adopted under Rule 12b-1 of the 1940 Act, and pursuant to any Shareholder Services Plan.

          9. Services to Other Companies or Accounts

          The Company understands that the Adviser has acted, now acts, will continue to act, or may in the future act, as investment adviser to fiduciary and other managed accounts or as investment adviser to one or more other investment companies, and the Company has no objection to the Adviser so acting, provided that whenever the Company and one or more other accounts or investment companies advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with procedures believed to be equitable to each entity. Similarly, opportunities to sell securities will be allocated in an equitable manner. The Company recognizes that in some cases this procedure may adversely affect whether a position is acquired, and the size, price, or timing of the position that may be acquired or disposed of for the Company. In addition, the Company understands that the persons employed by the Adviser to assist in the performance of the Adviser’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

          10. Term of Agreement

          This Agreement shall become effective on the later of the date the Company’s Registration Statement on Form N-1A is declared effective by the Securities Exchange Commission or the date this Agreement is approved by the shareholders of the Company and shall continue for an initial one-year term, and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Company or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Company’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days’ written notice, by the Board of Directors of the Company or by vote of holders of a majority of the Company’s shares, or upon 60 days’ written notice, by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

          11. Representation by the Company

          The Company represents that a copy of its Articles of Incorporation, dated May 23, 1990, together with all amendments thereto, is on file in the office of the Secretary of The State of Maryland.

          12. Limitation of Liability

          It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Directors, shareholders, nominees, officers, agents or employees of the Company, personally, but bind only the property of the Company, as provided in the Articles of Incorporation of the Company. The execution and delivery of this Agreement have been authorized by the Directors and signed by an authorized officer of the Company, acting as such, and neither such authorization by such Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Company as provided in its Articles of Incorporation. The obligations of this Agreement shall be binding only upon the assets and property of the Company and not upon the assets and property of any other sub-series of the Company.

          13. Confidentiality and Privacy Policy

                    (a) The Adviser will treat as confidential all records and other information (“Confidential Information”) relative to the Company and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except as required by applicable policy, law, regulation or court order or as directed by the Company in writing. Upon termination of this Agreement, the Adviser shall promptly, upon demand, return to the Company all Confidential Information within its control, except that the Adviser may retain copies for its records. Each party shall safeguard confidential information disclosed by the other using the same degree of care it uses to safeguard its own confidential information and, in no event, less than a reasonable degree of care. Each party’s obligation under this paragraph shall survive following termination of this Agreement.

                    (b) The Adviser acknowledges that nonpublic customer information (as defined in Regulation S-P, including any amendments thereto) of customers of the Company received by the Adviser is subject to the limitations on redisclsoure and reuse as set forth in such Regulations and the Company’s privacy policy, and agrees such information shall not be disclosed to any third party except in conformity with the Company’s privacy policy and Regulation S-P.

          14. Use of the Name

          The Adviser hereby consents to the use by the Company of the Adviser’s name as part of the Company’s name; provided, however, that such consent shall be conditioned upon the employment of the Adviser or one of its affiliates as the investment adviser of the Company. The Adviser’s name or any variation thereof may be used from time to time in other connections and for other purposes by the Adviser and its affiliates and other investment companies that have obtained consent to the use of the Adviser’s name. The Adviser shall have the right to require the Company to cease using its name as part of the Company’s name if the Company ceases, for any reason, to employ the Adviser or one of its affiliates as the Company’s investment adviser. Future names adopted by the Company for itself, insofar as such names include identifying words requiring the consent of the Adviser, shall be the property of the Adviser and shall be subject to the same terms and conditions. If the Adviser requires the Company to change its name, the Adviser shall pay, or reimburse the Company, for all expenses associated with such name change.

          15. Amendments of the Agreement

          This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Directors of the Company who are not interested persons of the Adviser or the Company cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding voting securities of the Company, except for any such amendment as may be effected in the absence of such approval without violating the 1940 Act.

          16. Entire Agreement

          This Agreement constitutes the entire agreement between the parties hereto.

          17. Governing Law

          This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York without giving effect to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the date first written above.

ARTIO GLOBAL EQUITY FUND INC.

By:	/s/ Antoine Bernheim

Name:	Antoine Bernheim
Title:	Chairman of the Board of Directors

By:	/s/ John Whilesmith

Name:	John Whilesmith
Title:	Secretary

By:	/s/ Alex Bogaenko

Name:	Alex Bogaenko
Title:	Treasurer

ARTIO GLOBAL MANAGEMENT LLC

By:	/s/ Anthony Williams

Name:	Anthony Williams
Title:	Chief Operating Officer

By:	/s/ Francis Harte

Name:	Francis Harte
Title:	Chief Financial Officer